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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Sabre Holdings Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sabre Holdings Corporation
3150 Sabre Drive, Southlake, Texas 76092

April 1, 2003

To our Stockholders,

        You are cordially invited to attend the annual meeting of stockholders of Sabre Holdings Corporation, which will take place in the Trinity Ballroom at The Creeks at Beechwood Hotel & Conference Center, 3300 Championship Parkway, Fort Worth, Texas 76177, on Tuesday, May 13, 2003 at 10 a.m., local time. Details of the business to be conducted at the annual meeting are given in the Official Notice of the Meeting, Proxy Statement, and form of proxy enclosed with this letter.

        Whether or not you are able to personally attend the annual meeting, it is important that your shares be represented and voted. Most of you may vote over the Internet, by telephone via toll-free number, or by mailing in a traditional proxy card. Voting by any of these methods at your earliest convenience will ensure your representation at the annual meeting if you choose not to attend in person. Please review the instructions on the proxy card or the information forwarded by your bank, broker, or other holder of record concerning each of these voting options. Even if you plan to personally attend the annual meeting, we encourage you to vote in advance so we know we have a quorum. Please indicate your intention to personally attend the annual meeting when voting. Your prompt vote over the Internet, by telephone via toll-free number, or by written proxy will save the Corporation the expense and extra work of additional solicitation. If attending, you must bring the admission ticket printed on the last page of the Proxy Statement.

        On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Sabre Holdings Corporation.

                      Sincerely,
                      /s/                        WILLIAM J. HANNIGAN
                      William J. Hannigan
                       Chairman of the Board

Sabre Holdings Corporation
3150 Sabre Drive, Southlake, Texas 76092

Official Notice of Annual Meeting of Stockholders

To the Stockholders:

        The annual meeting of stockholders of Sabre Holdings Corporation will take place in the Trinity Ballroom at The Creeks at Beechwood Hotel & Conference Center, 3300 Championship Parkway, Fort Worth, Texas 76177, on Tuesday, May 13, 2003 at 10 a.m., local time, for the purpose of considering and acting upon the following:

        (1)    the election of directors;

        (2)    the ratification of the selection of Ernst & Young LLP as independent auditors for the year 2003;

        (3)    taking action on the stockholder proposal described in the Proxy Statement, if the proposal is presented at the meeting; and

        (4)    such other matters as may properly come before the meeting or any adjournments or postponements thereof.

        Only stockholders of record at the close of business on March 21, 2003 will be entitled to attend the meeting or vote.

                      By Order of the Board of Directors,

                      /s/  JAMES F. BRASHEAR
                      James F. Brashear
                       Corporate Secretary

April 1, 2003

IMPORTANT:

        If you plan to attend the annual meeting you must bring the admission ticket printed on the last page of the Proxy Statement or other proof of share ownership as of the record date. Please note that the doors to the annual meeting will open at 9 a.m. and will close promptly at 10 a.m. Once the doors to the annual meeting are closed at 10 a.m., no stockholders will be admitted to the annual meeting. Whether or not you expect to personally attend, we urge you to vote your shares at your earliest convenience to ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone via toll-free number, or by signing, dating, and returning the enclosed proxy card will save the Corporation the expense and extra work of additional solicitation. Enclosed is an addressed, postage-paid envelope for those voting by mail in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Please refer to the voting instructions included on your proxy card or the voting instructions forwarded by your bank, broker, or nominee.

Sabre Holdings Corporation
3150 Sabre Drive, Southlake, Texas 76092

PROXY STATEMENT

Annual Meeting of Stockholders
May 13, 2003

        This Proxy Statement is being furnished by Sabre Holdings Corporation (the "Corporation" or "Sabre Holdings") in connection with a solicitation of proxies by the Board of Directors for use at the annual meeting of the Corporation's stockholders to be held on May 13, 2003 (the "annual meeting"). Whether or not you personally attend, it is important that your shares be represented and voted at the annual meeting. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the postage-paid envelope provided. Check your proxy card or the information forwarded by your bank, broker, or other holder of record to determine which voting options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet voting and telephone voting facilities for stockholders of record will be available until the annual meeting begins at 10 a.m., local time, on May 13, 2003. This Proxy Statement and accompanying proxy card were first mailed on or about April 1, 2003.

SOLICITATION AND RATIFICATION OF PROXIES

        If the enclosed form of proxy is signed and returned, it will be voted as specified in the proxy, or, if no vote is specified, it will be voted FOR all nominees presented in Item 1, FOR the proposal set forth in Item 2, and AGAINST the proposal set forth in Item 3. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments. You may revoke your proxy at any time before it is exercised by timely delivery of written notice to the Corporate Secretary, by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote), or by voting via ballot at the annual meeting. Voting in advance of the annual meeting will not limit your right to vote at the annual meeting if you decide to attend in person. If your shares are held in the name of a bank, broker, or other holder of record, the voting instructions form mailed to you with this Proxy Statement may not be used to vote at the annual meeting. Instead, to be able to vote at the annual meeting you must obtain from the stockholder of record a proxy in your name and present it at the meeting.

        The proxy accompanying this Proxy Statement is being solicited by the Board of Directors of Sabre Holdings. The Corporation will bear the entire cost of this solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional information furnished to stockholders. In addition to using the mail, proxies may be solicited by directors, officers, and other employees of Sabre Holdings or its subsidiaries, in person or by telephone. No additional compensation will be paid to directors, officers, or other employees for their services. Sabre Holdings will also request banks, brokers, and nominees who hold common stock in their names to forward proxy materials at the Corporation's expense to the beneficial owners of such stock. The Corporation has retained Georgeson Shareholder, a firm of professional proxy solicitors, to aid in this solicitation at an estimated fee of $10,000 plus reimbursement of normal expenses.

OUTSTANDING STOCK AND VOTING PROCEDURES

Outstanding Stock

        The holders of record of Sabre Holdings' Class A Common Stock at the close of business on March 21, 2003 will be entitled to vote in person or by proxy at the annual meeting. At that time, the Corporation had 145,993,743 outstanding shares of its Class A Common Stock. Each stockholder will be entitled to one vote in person or by proxy for each share of Class A Common Stock held. A quorum for the transaction of business shall be constituted by the presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares of Class A Common Stock entitled to vote. All shares for which proxies or voting instructions are returned, and shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers ("broker non-votes") are counted as present for purposes of determining the existence of a quorum at the annual meeting.

Voting Procedures

        Votes cast by proxy or in person at the meeting will be tabulated by the Inspector of Election from The Bank of New York. In addition, the following voting procedures will be in effect for each proposal described in this Proxy Statement:

        Proposal 1.    Nominees for directors of Sabre Holdings are elected by a plurality of the votes cast at the annual meeting. Abstentions from voting and broker non-votes will have no effect on the outcome of such vote because elections of directors are determined on the basis of votes cast, and abstentions and broker non-votes are not counted as votes cast.

        Proposal 2.    Ratification of the appointment of auditors requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved.

        Proposal 3.    Approval of the stockholder proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved.

        If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, such matters shall be decided by the affirmative vote of a majority of the votes cast affirmatively or negatively on the matter so proposed, unless otherwise provided in the Corporation's bylaws.

ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

        There are currently nine members of the Sabre Holdings' Board of Directors. The Board of Directors is divided into three classes of directors based on the expiration dates of their terms. Directors are elected to terms that expire on the annual meeting date three years following the annual meeting at which they were elected. The terms of three directors, Richard G. Lindner, Pamela B. Strobel, and Mary Alice Taylor, will expire at the annual meeting in 2003. The Board of Directors has nominated Mr. Lindner, Ms. Strobel, and Ms. Taylor for re-election at the annual meeting for a three-year term that will expire at the annual meeting in 2006.

        Unless otherwise indicated, all proxies that authorize the proxy holders to vote for the election of directors will be voted FOR the election of the nominees listed below. If a nominee becomes unavailable for election as a result of unforeseen circumstances, it is the intention of the proxy holders to vote for the election of such substitute nominee, if any, as the Board of Directors may propose. As of the date of this Proxy Statement, the Board of Directors is not aware of any circumstances that would cause a nominee to be unable to serve as a director.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors has nominated the following directors for re-election. Each of the following nominees, a current director with a term expiring at the 2003 annual meeting, has furnished to the Corporation the following information with respect to his or her principal occupation or employment and principal business directorships:

RICHARD G. LINDNER, age 48.

        Mr. Lindner is a member of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The Board of Directors elected Mr. Lindner in 2002 to fill a vacancy. He is being nominated for re-election as a director, with a term expiring at the annual meeting in 2006.

        Mr. Lindner is Chief Financial Officer of Cingular Wireless, a wireless communications company, and has held this position since October 2000. Prior to his position at Cingular, he was Senior Vice President and Chief Operating Officer of SBC Wireless, a wireless communications company, from 1999 to 2000. In 1999, he was President and Chief Executive Officer of Southwestern Bell Wireless, a wireless communications company, and from 1996 to 1999 he was Vice President and Chief Financial Officer of Southwestern Bell Telephone, a telephone communications company.

PAMELA B. STROBEL, age 50.

        Ms. Strobel is Chairman of the Compensation Committee and a member of the Audit Committee, the Governance and Nominating Committee, and the Executive Committee. She became a director in October 2000, with a term expiring at the annual meeting in 2003. She is being nominated for re-election as a director, with a term expiring at the annual meeting in 2006.

        Ms. Strobel is Chairman and Chief Executive Officer of Exelon Energy Delivery, an electric and gas distribution company, and has held this position since April 2002. She has also been Executive Vice President of Exelon Corporation, the parent company of Exelon Energy Delivery, since 2000. She has served as Chairman of Commonwealth Edison Company ("ComEd") and PECO Energy Company ("PECO"), both energy utility companies, since 2000. Ms. Strobel served as Vice Chair and Chief Executive Officer of Exelon Energy Delivery from 2001 to 2002. From 2000 to 2001, she served as President of Exelon Energy Delivery and Vice Chair of ComEd. Prior to the merger of Unicom Corporation ("Unicom") and PECO in October 2000, which resulted in the formation of Exelon Corporation, Ms. Strobel served as Executive Vice President of Unicom and ComEd in 2000. From 1993 to 2000, she held various positions as General Counsel of Unicom and ComEd. She has served as a director and an Audit Committee member of IMC Global Inc., since 1999.

MARY ALICE TAYLOR, age 53.

        Ms. Taylor is a member of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. She became a director in 2000, with a term expiring at the annual meeting in 2003. She is being nominated for re-election as a director, with a term expiring at the annual meeting in 2006.

        Ms. Taylor has been an independent business executive since October 2000. For six months in 2001, she accepted a temporary assignment as Chairman and Chief Executive Officer of Webvan Group, Inc., an Internet e-commerce company. Prior to that, Ms. Taylor was Chairman and Chief Executive Officer of HomeGrocer.com, an Internet e-commerce company, from 1999 until 2000. She was Corporate Executive Vice President of Global Operations and Technology of Citigroup Inc., a financial and business services company, from 1997 until 1999. From 1980 until 1996, Ms. Taylor served as Senior Vice President, the Americas and the Caribbean, of Federal Express Corporation, a delivery services company. She has served as a director of Blue Nile, Inc. since 1999, as a director and an audit committee member of The Allstate Corporation since 1996, and as a director and audit committee member of Autodesk, Inc. since 1995.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

CONTINUING DIRECTORS

        The background and business affiliations of Sabre Holdings' other directors, whose terms of service continue beyond 2003, are set forth below by the respective class of each director:

Directors with Terms Expiring in 2004

ROYCE S. CALDWELL, age 64.

        Mr. Caldwell is a member of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. He became a director in 2001.

        Mr. Caldwell is a retired Vice Chairman of SBC Communications, Inc., a telecommunications company, where he served as Vice Chairman from 1998 to 2001. Prior to that, he served as President and Chief Executive Officer of SBC Operations, a telecommunications company, from 1997 to 1998. From 1995 to 1996, he was President and Chief Executive Officer of Southwestern

Bell Corporation, a telecommunications company. He has served as a director and audit committee member of Cullen/Frost Bankers, Inc. since 1994.

PAUL C. ELY, JR., age 71.

        Mr. Ely is a member of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. He became a director in January 1997 with a term expiring at the annual meeting in 1998. He was re-elected at the 1998 and 2001 annual meetings.

        Mr. Ely has been a retired business executive since 2002. He served as Chairman of Santa Cruz Yachts, a yacht manufacturing company, from 1995 to 2002. From 1989 to 1997, he was a General Partner of Alpha Partners, a venture capital company.

GLENN W. MARSCHEL, JR., age 56.

        Mr. Marschel is a member of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. He became a director in November 1996 with a term expiring at the annual meeting in 1998. He was re-elected at the 1998 and 2001 annual meetings.

        Mr. Marschel is President and Chief Executive Officer of NetNumber.com, Inc., an Internet telecommunication services and directory information company, and has held this position since 2000. From 1998 to 2000, he served as Chief Executive Officer, President, and Co-Chairman of the Board of Faroudja, Inc., a video processing technology company. He has served as Chairman of the Board of Additech, Inc. since 1997. He has also served as a director and audit committee member of Corio, Inc. since 2001.

Directors with Terms Expiring in 2005

WILLIAM J. HANNIGAN, age 43.

        Mr. Hannigan is Chairman of the Board of Directors and Chairman of the Executive Committee. He became a director in December 1999, and was re-elected at the 2002 annual meeting.

        Mr. Hannigan has been Chief Executive Officer and President of Sabre Holdings Corporation since 1999 and he has served as Chairman of the Board of Directors of Sabre Holdings Corporation since March 2000. He has also served as Chief Executive Officer, Chairman, and President of Sabre Inc., a wholly-owned subsidiary of the Corporation, since 1999. He served as President of SBC Global Markets for SBC Communications, a telecommunications company, prior to joining Sabre Holdings in 1999. He was President of Business Communication Services for

Southwestern Bell/SBC Communications, a telecommunications company, from 1998 to 1999, and from 1997 to 1998 he was Regional President of Central & West Texas for Southwestern Bell, a telecommunications company.

BOB L. MARTIN, age 54.

        Mr. Martin is Chairman of the Governance and Nominating Committee and he is a member of the Audit Committee, the Compensation Committee, and the Executive Committee. He became a director in January 1997 with a term expiring at the annual meeting in 1999. He was re-elected at the 1999 and 2002 annual meetings.

        Mr. Martin has been an independent business executive since 1999. He retired as President and Chief Executive Officer of Wal-Mart International, Inc., a retailing company, where he served from 1992 to 1999. He has served as a director, an audit committee member, and a compensation committee member of Edgewater Technology, Inc. since 1999 and as a director, an audit committee member, and a compensation committee member of Gap Inc. since October 2002.

RICHARD L. THOMAS, age 72.

        Mr. Thomas is Chairman of the Audit Committee and a member of the Compensation Committee, the Governance and Nominating Committee, and the Executive Committee. He became a director in November 1996 with a term expiring at the annual meeting in 1999. He was re-elected at the 1999 and 2002 annual meetings.

        Mr. Thomas is a retired Chairman of First Chicago NBD Corporation, a financial services company, where he served in this capacity from 1992 to 1996. He has been a director of Exelon Corporation and a member of Exelon's compensation committee since 2000. He has served as a director and compensation committee member of IMC Global, Inc. since 1996, and has served as a director and audit committee member for PMI Group, Inc. since 1996. He has served Sara Lee Corp. as a director since 1976, as a compensation committee member since 1997, and as an audit committee member since 1998.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

        Sabre Holdings' Board of Directors is responsible for providing oversight of the management and operations of the Corporation. The Board's key responsibilities include: reviewing and approving the Corporation's strategic business plan and financial plan; assessing major risks facing the Corporation and considering options to mitigate them; overseeing the Corporation's management, including selecting and evaluating the Chief Executive Officer, approving a management succession plan and reviewing management development and training; and determining that corporate policies and processes are implemented to (i) meet disclosure requirements, (ii) provide adequate internal control policies, (iii) create an ethical business environment, and (iv) address compliance with the law.

        The Board of Directors met twelve times in 2002, including regularly scheduled and special meetings. All of Sabre Holdings' directors attended at least 75 percent of the meetings of the Board of Directors and their respective committees held during the periods in which they served on the Board of Directors or such committees.

        At the beginning of 2002, the Sabre Holdings' Board of Directors had a standing Audit Committee, a standing Compensation/Nominating Committee, and a standing Executive Committee. In September of 2002, the Board of Directors reorganized these committees, effective November 2002, to meet proposed revisions to the New York Stock Exchange listing requirements. The result was the dissolution of the Compensation/Nominating Committee and the establishment of a new Compensation Committee and a new Governance and Nominating Committee. The Corporation's committees perform the functions described below.

        The Audit Committee is composed entirely of independent directors who satisfy both Sabre Holdings' definition of independence and the proposed revisions to the New York Stock Exchange's definition of independence. The Audit Committee met six times during 2002 with the Corporation's independent auditors, representatives of management, and the Vice President of Internal Audit. The Audit Committee members are Directors Caldwell, Ely, Lindner, Marschel, Martin, Strobel, Taylor, and Thomas (Chairman). Pursuant to a written charter adopted by the Board of Directors and attached to the Corporation's Proxy Statement for the 2001 Annual Meeting of Stockholders, the Audit Committee recommends the selection of independent auditors. The Audit Committee's responsibilities include overseeing the integrity of the Corporation's financial statements, complying with legal and regulatory requirements, reviewing the external auditors' qualifications and independence, reviewing the performance of the Corporation's internal audit function, and preparing the Audit Committee's Report, which is included in the Sabre Holdings' annual Proxy Statement.

        Prior to its dissolution in November 2002, the Compensation/Nominating Committee, which was composed entirely of independent directors, met six times. The Compensation/Nominating Committee members were Directors Caldwell, Ely, Marschel, Martin (Chairman), Strobel, Taylor, Thomas and former Director Dorman. The Compensation/Nominating Committee made recommendations with respect to compensation and benefit programs for the directors and officers of Sabre Holdings and its subsidiaries. It also made recommendations with respect to assignments to committees of the Board of Directors, made recommendations for promotions, changes, and succession among the senior management of Sabre Holdings and its subsidiaries, and recommended suitable candidates for election to the Board of Directors.

        The new Compensation Committee, which is composed entirely of independent directors, was established in November 2002 and began meeting in 2003. The members are Directors Caldwell, Ely, Lindner, Marschel, Martin, Strobel (Chairman), Taylor, and Thomas. The Compensation Committee determines and oversees compensation for the officers of the Corporation, evaluates the performance of the officers of the Corporation, makes recommendations to the Board of Directors with respect to incentive compensation plans and equity based plans, and conducts an annual performance evaluation of the Compensation Committee.

        The new Governance and Nominating Committee was established in November 2002 and began meeting in 2003. The members are Directors Caldwell, Ely, Lindner, Marschel, Martin (Chairman), Strobel, Taylor, and Thomas. The Governance and Nominating Committee identifies and recommends nominees for election as directors, establishes the criteria for selecting new directors, oversees the operations and evaluations of the Board of Directors and its committees, develops and recommends a set of corporate governance principles for the Corporation, and makes recommendations for promotions, changes, and succession among the officers of Sabre Holdings and its subsidiaries.

        The Executive Committee did not meet in 2002. The Executive Committee members are Directors Hannigan (Chairman), Martin, Strobel, and Thomas. The Executive Committee may exercise all the power and authority of the Board of Directors in the management of the business and affairs of Sabre Holdings, with the exception of such powers and authority as are specifically reserved to the other committees or to the entire Board of Directors.

CORPORATE GOVERNANCE PHILOSOPHY

        Sabre Holdings' corporate governance philosophy encompasses the internal policies and practices by which Sabre Holdings is operated on behalf of its stockholders. The advantages of sound corporate governance include having a strong Board of Directors that is accountable to the Corporation and its owners. A good system of corporate governance also helps Sabre Holdings maintain the confidence of investors, which allows the Corporation to raise capital effectively.

Board Independence Determination

        The Board has affirmatively determined that each director, other than Mr. Hannigan, including all of the members of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee, meets the Corporation's requirement for an independent director, as well as the director independence criteria proposed by the New York Stock Exchange. At a meeting of the Sabre Holdings' Board of Directors on March 17, 2003, the Board of Directors approved the following criteria for determining director independence:

        Director Independence Criteria. The Board has defined an independent director as a director who meets all of the following criteria:

  1.
  is not an employee or member of management of the Corporation or any of its subsidiaries;

  2.
  has no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation), for this purpose material relationships can, for example, include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships;

  3.
  has no other relationships with the Corporation or its subsidiaries that would interfere in the exercise of independent judgment as a Director;

  4.
  does not accept any consulting, advisory, or other compensatory fee from the Corporation except fees received for service as a director;

  5.
  is not, and is not affiliated with a company that is, an adviser or consultant to the Corporation or a member of the Corporation's senior management;

  6.
  is not an executive officer or an employee, and whose immediate family member(s) is not an executive officer, of a company (A) that accounts for two percent or more of the Corporation's consolidated gross revenues, or (B) for which the Corporation accounts for at least two percent or $1 million, whichever is greater, of such company's consolidated gross revenues;

  7.
  has no personal services contract(s) with the Corporation, or a member of the Corporation's senior management;

  8.
  is not affiliated with a not-for-profit entity that receives significant contributions from the Corporation;

  9.
  within the last five years, has not had any business relationship with the Corporation (other than service as a Director) for which the Corporation has been required to make disclosure under Regulation S-K of the Securities and Exchange Commission; and

  10.
  is not employed by a public company at which an executive officer of the Corporation serves as a director.

        Disqualifying relationships. Any person who, or whose immediate family member(s), has within the prior five years had any of the following relationships with the Corporation does not qualify as an independent director.

  1.
  Former employees. A person who, or whose immediate family member(s) is, a former employee of the Corporation or its subsidiaries, or who is affiliated with such an employee, cannot be an "independent director" until five years after the end of the employment or affiliation.

  2.
  Significant Customers and Vendors. A person who is an executive officer or an employee, or whose immediate family member(s) is an executive officer, of a company (A) that accounts for two percent or more of the Corporation's consolidated gross revenues, or (B) for which the Corporation accounts for at least two percent or $1 million, whichever is greater, of such other company's consolidated gross revenues, cannot be an "independent director" until five years after falling below such threshold.

  3.
  Former auditor. A person who, or whose immediate family member(s), is an auditor of the Corporation or its subsidiaries, or who is employed by a present or former auditor of the Corporation or its subsidiaries, or who is affiliated with such auditors, cannot be an "independent director" until five years after the end of the affiliation or the auditing relationship.

  4.
  Interlocking directorships. A person who, or whose immediate family member(s), is employed by a company as to which an executive officer of the Corporation serves as a director and member of the compensation committee for that company cannot be an "independent director" until five years after the end employment by that company or service by the executive officer on the compensation committee of that company.

Notice of the Corporation's New Policy on Stockholder Approval of Stockholders Rights Plans ("Poison Pills")

        The Board of Directors of Sabre Holdings unanimously approved the following policy of the Corporation in its meeting on January 14, 2003:

  The Corporation does not currently have in place any stockholders rights plan (also known as a "poison pill"). The Board believes that it is appropriate to seek stockholder approval for the adoption of any poison pill. The Board may, in exercising its fiduciary responsibilities under the circumstances, approve the adoption of a poison pill before obtaining stockholder approval, subject to the determination by a majority of the independent directors that such adoption would be in the best interests of the Corporation's stockholders in order to avoid the delay reasonably anticipated to obtain stockholder approval. The Corporation would seek stockholder approval at the next annual meeting for any poison pill adopted by the Board.

INFORMATION REGARDING THE COMPENSATION OF DIRECTORS

        The Compensation Committee reviews director compensation every two years. When conducting its biennial reviews, the Compensation Committee engages an independent compensation consultant to advise the Compensation Committee on market data, trends, and recommendations for this review.

        In 2002, outside directors of Sabre Holdings (all directors except Mr. Hannigan) received a semi-annual retainer of $12,500 for service on the Board of Directors and $1,000 for each day of Board of Directors or committee meetings attended. Directors could defer payment of all or any part of these fees pursuant to two deferral plans. Under the Directors' Interest Accrual Deferral Plan, the Corporation paid interest on the amount deferred using the six-month London Interbank Offered Rate plus one percent. Under the Directors' Stock Equivalent Unit Deferral Plan, compensation deferred during any calendar month was converted into stock equivalent units by dividing the total amount of deferred compensation by the Fair Market Value for such month. "Fair Market Value," as of any given date or period, means the average between the highest and lowest quoted selling price of Sabre Holdings' Class A Common Stock, regular way, for such month. At the end of the deferral period, the Corporation will pay to the director an amount in cash equal to the number of accumulated stock equivalent units multiplied by the Fair Market Value of Sabre Holdings' Class A Common Stock for the month in which the deferral period terminates.

        For every regularly scheduled Board of Directors meeting attended in 2002, each outside director received options for 1,000 shares of Sabre Holdings' Class A Common Stock under the Amended and Restated 1996 Long-Term Incentive Plan (as amended in January 1999, January 2000, November 2000, and May 2002, the "Amended LTIP"). In addition, any new outside director, when first elected to the Board of Directors, received a one-time inducement award of options on 10,000 shares of the Corporation's Class A Common Stock under the Amended LTIP. These options have an exercise price equal to the Fair Market Value of Sabre Holdings' Class A Common Stock on the date of grant, generally vest one year from grant date, and have a ten year term.

        As part of its normal biennial review process, at its November 2002 Compensation/Nominating Committee meeting, the committee members reviewed, with an outside consultant, the outside director compensation programs. Taking into consideration the increased time commitment and responsibility of the Board members, the Committee approved the recommendations for outside director compensation effective January 1, 2003. In 2003, the outside directors will receive a semi-annual retainer of $20,000 for service on the Board of

Directors and $2,000 for each day of Board of Directors or Committee meetings attended. For each day of telephonic meetings, each Board member will receive $1,000. Each chairman of a committee will receive an additional semi-annual retainer of $5,000, plus $3,000 for each day of committee meetings chaired. For each day of telephonic meetings chaired, the chairman will receive $2,000. Directors may defer payment of all or any part of these fees pursuant to the new 2003 Directors Deferred Compensation and Deferred Stock Unit Plan, which replaces the previous two deferral plans and provides the same two deferral alternatives. Under the first deferral alternative, Sabre Holdings will pay interest on the amount deferred using the six-month London Interbank Offered Rate, plus one percent. Under the second deferral alternative, compensation deferred during any calendar month is converted into units equivalent to the Corporation's Class A Common Stock by dividing the total amount of deferred compensation by the Fair Market Value. At the end of the applicable deferral period, the Corporation will pay to the director an amount in cash equal to the amount accrued in the participant's deferral account or the number of accumulated stock equivalent units multiplied by the Fair Market Value of Sabre Holdings' Class A Common Stock on the date selected by the participant in such participant's deferral election form or the installment payment date.

        In addition to the cash compensation outlined above, for every regularly scheduled Board of Directors meeting attended, each outside director will receive options on 600 shares of Sabre Holdings' Class A Common Stock under the Amended LTIP. Any new outside director, when first elected to the Board of Directors, will receive a one time inducement award of 3,000 deferred stock units under the new 2003 Director Compensation and Deferred Stock Unit Plan and options for 10,000 shares of the Corporation's Class A Common Stock under the Amended LTIP. These options will have an exercise price equal to the Fair Market Value of Sabre Holdings' Class A Common Stock on the date of grant, will generally vest one year from grant date, and will have a ten-year term. All current outside directors received a one-time award of 3,000 deferred stock units in January 2003. In addition, for every regularly scheduled Board of Directors' meeting attended, each outside director will receive 400 deferred stock units under the new 2003 Director Compensation and Deferred Stock Unit Plan. Deferred stock units are awarded at the end of the month in which the Board of Directors' meeting is held. Upon termination from service on the Board of Directors, the Corporation will pay to the director an amount in cash equal to the number of accumulated deferred stock units multiplied by the Fair Market Value of Sabre Holdings' Class A Common Stock on the last day of the month following the month in which the service terminates.

REPORT OF THE SABRE HOLDINGS CORPORATION
BOARD OF DIRECTORS
COMPENSATION COMMITTEE

        A primary role of the Compensation Committee (the "Committee") is to determine and oversee the administration of compensation for the officers of the Corporation. For 2002, the Committee has taken the opportunity to reassess the goals, benchmarks, and overall mix of officer compensation. The Committee will continue to assess these factors on an ongoing basis to ensure their alignment with continued changes in the Corporation's business strategy, industry, and the external market. The Committee remains dedicated to ensuring that the Corporation's compensation policies and practices are consistent with, and linked to, the Corporation's strategic business objectives, the Corporation's values, and the interests of the Corporation's stockholders.

Compensation Philosophy

        The Corporation's primary business objective is to maximize stockholder value over the long-term. The Corporation's strategy is to maintain its leadership position and to pursue growth in revenue and earnings by expanding its product offerings in electronic travel distribution and technology solutions through development, as well as strategic merger and acquisition activity. The Corporation's compensation policies are intended to facilitate the achievement of its business strategy.

        The Committee is guided by the following tenets: Compensation opportunities should enhance the Corporation's ability to attract, retain, and incentivize exceptionally knowledgeable and experienced officers committed to the successful operation and management of the Corporation. An integrated total compensation program should be structured to directly link the officer's financial reward to the achievement of short-term and long-term business and financial objectives. A significant portion of officer compensation should be composed of long-term, at-risk pay to align officer interests with stockholder interests. Annual incentives should drive short-term results that lead to long-term value creation. Salaries and total compensation should be competitive for retention purposes.

        The Committee has established a policy that officer compensation will be market-based. The Committee engages an independent compensation consultant to advise on market rates of compensation for officers in similar positions and companies in the marketplace. The Committee considers such advice, as well as survey data from nationally known compensation surveys, to establish appropriate target levels of compensation.

        The Committee believes that the group of companies with which the Corporation competes for executive talent is much broader than the peer group established for comparing stockholder returns. The Corporation's market, for compensation comparison purposes, is composed of companies with which the Corporation competes for talent and that tend to have national and international business operations, similar revenues, market capitalizations, and employment levels. The group of companies used for compensation comparison purposes were the participating companies in the technology and/or general industry groups of the compensation surveys referenced previously (the "Comparator Group"). The Comparator Group is not necessarily the same each year, depending on which companies the Committee believes it is competing with for talent. Technology and/or general industry market data is referenced for each position based on whether the skills required are unique to the technology industry or are transferable across multiple industries.

        The key elements of the Corporation's officer compensation are base salary, annual incentives, and long-term compensation. These key elements are addressed separately below. In determining compensation, the Committee considers the officers' total compensation packages, including severance plans, insurance, and other benefits. The Committee references the mid-range of Comparator Group compensation levels. Taking into consideration that market data may vary widely for individual positions, actual pay levels are determined by evaluating the market pay practices of the Comparator Group, individual performance, retention value, scope of responsibility, prior experience, breadth of knowledge, and internal equity.

Base Salaries

        The Committee regularly reviews each officer's base salary. Base salaries reference mid-range market levels. A decision was made by the Committee to not increase base salaries for 2002, with the exception of Mr. Gilliland as discussed below, due to industry conditions and minimal overall salary changes seen in the market. For 2002, officers' base salaries are in the mid-market range in relation to the Comparator Group. Base salaries are reflected in the Summary Compensation Table on Page 23.

        Mr. Gilliland received an annual base salary increase of $30,000 in conjunction with his promotion to Executive Vice President, and President and Chief Executive Officer, Travelocity. In determining the increase for Mr. Gilliland, the Committee considered the base pay practices for comparable positions in the Comparator Group, Mr. Gilliland's individual performance, and his long-term contributions to the success of the Corporation.

Variable Compensation

        The Corporation has an annual incentive compensation program (the "Variable Compensation Program") which is a performance-based cash payment pursuant to the Amended LTIP. The Variable Compensation Program provides that participants, including each of the individuals who, as of December 31, 2002, were the four most highly compensated officers of the

Corporation (other than the Chief Executive Officer) whose aggregate current remuneration exceeded $100,000; and the Chief Executive Officer of the Corporation during the 2002 fiscal year (collectively, the "Named Executive Officers"), will be eligible to receive annual cash bonus awards if specified financial performance goals are met by the Corporation. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and motivate officers to achieve these goals. The Committee's objective is to provide officers with annual incentive award opportunities that are competitive with the mid-range of the Comparator Group.

        The Variable Compensation Program allows for certain compensation paid to the Named Executive Officers to be deductible under Section 162(m) of the Internal Revenue Code (discussed below). Under the 2002 Variable Compensation Program, the Committee established a formula for calculating the bonus pool for Named Executive Officers based on earnings before interest and taxes (the "EBIT Bonus Pool"). The Committee established a maximum award percentage of the EBIT Bonus Pool for each of the Named Executive Officers based on competitive practices of the Comparator Group, scope of responsibility, individual performance, and retention value. The Committee may use downward discretion from the maximum award percentages for determining final awards.

        The maximum amount allocable to the EBIT Bonus Pool for 2002 was $2,419,200. In determining bonus payments for 2002 performance, the Committee considered the Corporation's revenue, operating income, earnings per share performance, and each officer's individual performance, in addition to EBIT performance. The total amount of compensation paid from the EBIT Bonus Pool for the period was $1,194,954, which represents 49.40 percent of the pool. Bonuses earned by the Named Executive Officers for 2002 are set forth in the Summary Compensation Table on Page 23.

Long-Term Incentives

        In keeping with the Corporation's desire to provide a total compensation package that favors at-risk components of pay, long-term incentives comprise the largest portion of each Named Executive Officer's total compensation package. The Committee's objective is to provide officers with long-term incentive award opportunities that are competitive with the mid-range of the Comparator Group. When awarding long-term incentives, the Committee considers officers' levels of responsibility, prior experience, historical award data, various performance criteria, and the compensation practices of the Comparator Group.

        Long-term incentives are provided pursuant to the Amended LTIP. Under the Amended LTIP, stock-based compensation (which may include stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights, performance awards, and other stock-based awards) may be granted to non-employee directors, officers, managers, and key employees of the Corporation, its subsidiaries, and its affiliates. The purpose of equity participation is to align the interests of these individuals with the interests of the Corporation's stockholders and the Corporation's growth in real value over the long-term.

        Certain officers and key employees of the Corporation, including the Named Executive Officers other than Mr. Hannigan, were granted cash-based long-term incentive awards by the Corporation in January 2003. These awards were granted to provide a stabilizing element to the executives' long-term incentive award program, consistent with emerging market practices. The award amounts do not exceed 1.5 times the officer's 2003 annual base salary and generally vest in January 2005. Awards will be forfeited if the recipient voluntarily terminates employment or is terminated for cause or non-performance prior to payment.

        The only stock-based compensation awarded to the Named Executive Officers in 2002 was in the form of stock options. No restricted stock, performance shares, or other stock-based awards were granted to the Named Executive Officers.

Stock Options

        Options to purchase the Corporation's Class A Common Stock granted under the Amended LTIP are exercisable for ten years from the date of grant, have an exercise price equal to the Fair Market Value on the New York Stock Exchange of the Corporation's Class A Common Stock on the date of grant, and generally vest over four or five years. This approach is designed to comply with Section 162(m) of the Internal Revenue Code (the "Code"), and provide an incentive to create stockholder value over the long-term, because the full benefit of the stock option compensation package cannot be realized unless stock appreciation occurs over a number of years.

        During 2002, the Committee granted stock options to all of the Named Executive Officers, as set forth in the Summary Compensation Table on Page 23. The target award values of the stock option grants made to Named Executive Officers in 2002 were based on the compensation practices of the Comparator Group and the Committee's subjective evaluation of the officer's individual performance and retention value. The 2002 awards were generally in the mid-to-high range of market.

Compensation for the Chief Executive Officer

        The Committee applied the policies mentioned above in determining the compensation for Mr. Hannigan, the Chairman and Chief Executive Officer. Mr. Hannigan's annual base earnings for fiscal year 2002 were $672,443, which reflects no increase for the year. Mr. Hannigan also received a 2002 Variable Compensation Program payment of $537,954, representing 80 percent of his base salary as is reflected in the Summary Compensation Table on Page 23. Mr. Hannigan's

Variable Compensation Program payment for 2002 was determined based on the Corporation's EBIT attainment, as well as his individual performance, similar to the other Named Executive Officers. Mr. Hannigan's long-term incentive award was based on the Committee's evaluation of Mr. Hannigan's current performance, strategic accomplishments, retention value, and his total compensation relative to chief executives of the Comparator Group. Mr. Hannigan received an annual long-term incentive award of 220,000 stock options. In addition, the Committee awarded Mr. Hannigan a one-time grant of 200,000 stock options as an additional retention measure and as incentive compensation.

Internal Revenue Code Section 162 Considerations

        Section 162 of the Code provides that annual compensation in excess of $1 million that is paid to a Named Executive Officer will not be deductible by the Corporation for federal income tax purposes unless the compensation is performance-based and is paid pursuant to a plan meeting certain requirements of the Code. To satisfy these requirements, and to preserve objectivity, the Committee is composed of independent, non-employee directors who approve such compensation. The Committee intends to continue to use performance-based compensation programs. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. To the extent consistent with this goal, the Committee currently anticipates that such programs will also be designed to satisfy the deductibility requirements of Section 162(m) of the Code. Nonetheless, the Committee may from time-to-time pay non-deductible discretionary bonuses when appropriate to meet the Corporation's compensation objectives.

Submitted by the Sabre Holdings Corporation Compensation Committee

Pamela B. Strobel, Chairman
Royce S. Caldwell
Paul C. Ely, Jr.
Richard G. Lindner
Glenn W. Marschel, Jr.
Bob L. Martin
Mary Alice Taylor
Richard L. Thomas

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During the last fiscal year, Royce S. Caldwell, David W. Dorman (a former director), Paul C. Ely, Jr., Glenn W. Marschel, Jr., Bob L. Martin, Pamela B. Strobel, Mary Alice Taylor, and Richard L. Thomas served on the Compensation/Nominating Committee. None of the members of the Compensation/Nominating Committee were officers or employees of Sabre Holdings or any of its subsidiaries during the last fiscal year, or at any other time. None of the Compensation/Nominating Committee members mentioned above was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Corporation served.

        Beginning in November 2002, Royce S. Caldwell, Paul C. Ely, Jr., Richard G. Lindner, Glenn W. Marschel, Jr., Bob L. Martin, Pamela B. Strobel, Mary Alice Taylor, and Richard L. Thomas served on the Compensation Committee. None of the members of the Compensation Committee were officers or employees of Sabre Holdings or any of its subsidiaries during the last fiscal year, or at any other time. None of the Compensation Committee members mentioned above was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Corporation served.

REPORT OF THE SABRE HOLDINGS CORPORATION
BOARD OF DIRECTORS
AUDIT COMMITTEE

        The Audit Committee's responsibilities include assisting the Board of Directors in fulfilling its oversight fiduciary responsibilities relating to the Corporation's financial statements and the financial reporting process, the Corporation's internal accounting and financial controls, the internal audit function of the Corporation, the annual independent audit of the Corporation's financial statements, and the pre-approval of all audit and non-audit services provided by the independent auditors. Management has the primary responsibility for the Corporation's financial statements and the reporting process. The Corporation's independent auditors are responsible for expressing an opinion on the conformity of the Corporation's audited financial statements to generally accepted accounting principles.

        The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Committee serves a board-level oversight role in which it receives information from, consults with, and provides its views and directions to management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial, and accounting matters.

        In this context, the Audit Committee has reviewed and discussed, with management and the independent auditors, the Corporation's audited financial statements for the year ended December 31, 2002. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and discussed with them their independence from the Corporation and its management. The Audit Committee has considered whether the independent auditors' provision of non-audit services to the Corporation is compatible with the auditors' independence. Policies and processes adopted by the Audit Committee related to its responsibilities will be made available from the Corporate Governance link on the Investor Relations section of the Corporation's website located at www.sabre-holdings.com.

        Following the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Submitted by the Sabre Holdings Corporation Audit Committee

Richard L. Thomas, Chairman
Royce S. Caldwell
Paul C. Ely, Jr.
Richard G. Lindner
Glenn W. Marschel, Jr.
Bob L. Martin
Pamela B. Strobel
Mary Alice Taylor

EXECUTIVE COMPENSATION
Summary Compensation Table

        The following Summary Compensation Table sets forth the compensation for the past three years paid to: (i) the individuals who, as of December 31, 2002, were the four most highly compensated executive officers of Sabre Holdings (other than the Chief Executive Officer) whose aggregate current remuneration exceeded $100,000; and (ii) the Chief Executive Officer of the Corporation (collectively the "Named Executive Officers").

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position
	Year	Salary(1)	Bonus	Other Annual Compensation	Restricted Stock Award(s)(2)	Securities Underlying Options/SARs	AMENDED LTIP Payouts(3)	All Other Compensation(4)
W.J. Hannigan	2002	$672,443	$537,954	$0	$0	420,000	$0	$58,357
	2001	668,750	334,375	0	0	0	0	73,271
	2000	600,000	600,000	0	2,561,566	200,000	0	34,793

J.M. Jackson	2002	388,523	196,000	0	0	70,000	0	0
	2001	387,917	116,375	0	0	0	147,055	0
	2000	360,833	135,313	0	914,845	50,000	140,582	0

E.J. Speck	2002	363,618	175,000	0	0	70,000	0	0
	2001	362,084	108,625	0	0	0	133,272	0
	2000	327,500	122,813	0	914,845	50,000	210,852	0

M.S. Gilliland	2002	317,325	157,000	0	0	70,000	0	22,600
	2001	298,334	74,583	0	0	0	62,022	21,244
	2000	237,083	71,125	0	731,876	70,000	63,736	21,770

D.A. Schwarte	2002	278,939	129,000	0	0	45,000	0	20,089
	2001	277,500	69,375	0	0	0	0	20,072
	2000	190,860	71,573	0	640,392	135,000	0	11,371

W.J. Hannigan	= William J. Hannigan, Chairman, President and Chief Executive Officer
J.M. Jackson	= Jeffery M. Jackson, Executive Vice President, Chief Financial Officer and Treasurer
E.J. Speck	= Eric J. Speck, Executive Vice President and Chief Marketing Officer
M.S. Gilliland	= Michael S. Gilliland, Executive Vice President and President and Chief Executive Officer, Travelocity
D.A. Schwarte	= David A. Schwarte, Executive Vice President and General Counsel
(1)
Base salaries for the Named Executive Officers, with the exception of Mr. Gilliland, did not change from 2001 to 2002. The slight variance shown in the table above is due to two factors: (i) 2001 salary increases did not go into effect until after the January 15, 2001 meeting of the Compensation/Nominating Committee, and (ii) a 2001 year-end adjustment resulting from a conversion from semi-monthly pay periods to bi-weekly pay periods.

(2)
The following table sets forth certain information concerning restricted stock awards held on December 31, 2002:

Restricted Stock: Total Shares and Value

Name	Total Number of Restricted Shares (A)	Aggregate Market Value of Restricted Shares (B)
W.J. Hannigan	118,469	$2,122,372
J.M. Jackson	12,500	223,938
E.J. Speck	12,500	223,938
M.S. Gilliland	10,000	179,150
D.A. Schwarte	8,750	156,756

        (A)  Restricted shares are shares of Sabre Holdings' Class A Common Stock that are subject to restrictions on disposition until vesting and that are subject to forfeiture under certain circumstances if the employee leaves the Corporation ("Restricted Shares"). Mr. Hannigan, Mr. Jackson, Mr. Speck, Mr. Gilliland, and Mr. Schwarte hold 35,000, 12,500, 12,500, 10,000, and 8,750 Restricted Shares, respectively, that were granted in 2000. Fifty percent of the Restricted Shares granted to Mr. Hannigan, Mr. Jackson, Mr. Speck, Mr. Gilliland, and Mr. Schwarte in 2000 vested on May 22, 2001 because the closing price of Sabre Holdings' Class A Common Stock on the New York Stock Exchange reached $45 for 40 of 45 consecutive trading days. The remainder of the Restricted Shares granted to Mr. Hannigan, Mr. Jackson, Mr. Speck, Mr. Gilliland, and Mr. Schwarte in 2000 will vest upon the earlier of 2005 or upon reaching a closing share price of $60 for 40 of 45 consecutive trading days. Mr. Hannigan holds 83,469 Restricted Shares that vest in 2003 through 2005 as follows: 2003—37,858 Restricted Shares; 2004—22,805 Restricted Shares; 2005—22,806 Restricted Shares. Dividends are payable on Restricted Shares, either in cash or stock, as determined by the plan administrator.

        (B)  Based on the Fair Market Value of $17.915 for Sabre Holdings' Class A Common Stock on the New York Stock Exchange on December 31, 2002.

(3)
Payments for 2000 represent payments made in 2001 under the Sabre Holdings' 1998-2000 performance share program under the Amended LTIP for shares of Sabre Holdings' Class A Common Stock that were granted in 1998 ("Performance Shares"). Payments for 2001 represent payments made in 2002 under the 1999-2001 performance share program for Performance Shares that were granted in 1999. Payments for 2002 represent payments made in 2003 under the 2000-2002 performance share program for Performance Shares that were granted in 2000. The performance measurement for the 2000-2002 Performance Shares did not meet the minimum requirement for payout and no payment was made.

(4)
The information shown for 2002 includes: employer contributions to a plan under Section 401(k) of the Code that is sponsored by Sabre Holdings ("Contributions to Defined Contribution Plan"); employer contributions to a Supplemental Executive Retirement Plan that provides pension benefits to officers who earned compensation in excess of qualified plan limits (currently $200,000) ("Contributions to SERP"); and the full amount of premiums paid under a term life insurance arrangement ("Insurance Premiums"). The Named Executive Officers were credited with the following: Contributions to Defined Contribution Plan: Mr. Hannigan—$11,000, Mr. Gilliland—$11,000, Mr. Schwarte—$11,000; Contributions to SERP: Mr. Hannigan—$47,039, Mr. Gilliland—$11,600; Mr. Schwarte—$9,089; Insurance Premiums: Mr. Hannigan—$318.

STOCK OPTIONS GRANTED

        The following table sets forth information concerning stock options granted during 2002 by Sabre Holdings to the Named Executive Officers. The hypothetical present values of stock options granted in 2002 are calculated under a modified Black-Scholes model, a mathematical formula used to value options. The actual amount, if any, realized upon the exercise of stock options will depend upon the amount by which the market price of Sabre Holdings' Class A Common Stock on the date of exercise exceeds the exercise price. The actual amount realized may be higher or lower than the hypothetical present values of stock options presented in this table.

Option/SARs Grants in Last Fiscal Year
Individual Grants
Name	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date(1)	Grant Date Present Value(2)
W.J. Hannigan	420,000	10.22	$37.625	01/14/2012	$7,652,400
J.M. Jackson	70,000	1.70	37.625	01/14/2012	1,275,400
E.J. Speck	70,000	1.70	37.625	01/14/2012	1,275,400
M.S. Gilliland	70,000	1.70	37.625	01/14/2012	1,275,400
D.A. Schwarte	45,000	1.10	37.625	01/14/2012	819,900

(1)
Options have a term of ten years and have an exercise price equal to the average market price of Sabre Holdings' Class A Common Stock on the New York Stock Exchange on the date of the grant. Twenty-five percent of the shares underlying the options granted January 14, 2002 became exercisable one year from the grant date and 6.25 percent vest quarterly thereafter.
(2)
The modified Black-Scholes model used to calculate the hypothetical value on the date of grant considers a number of factors to estimate an option's present value, including the volatility factor of the expected life of the option, and interest rates. The assumptions used in the valuation of the options granted on January 14, 2002, were: stock price volatility—53.4 percent, expected life—4.5 years, interest rate—4.40 percent, and dividend yield—zero percent.

STOCK OPTION EXERCISES AND
DECEMBER 31, 2002 STOCK OPTION VALUE

        The following table sets forth certain information concerning stock options exercised during 2002 by the Named Executive Officers and the number and value of unexercised in-the-money options for Sabre Holdings' Class A Common Stock on December 31, 2002. The year-end value of exercisable and unexercisable options is based on a Fair Market Value of $17.915 for the Corporation's Class A Common Stock on the New York Stock Exchange on December 31, 2002. The actual amount, if any, realized upon exercise of stock options will depend upon the amount by which the market price of Sabre Holdings' Class A Common Stock on the date of exercise exceeds the exercise price. The actual value realized upon the exercise of unexercised in-the-money stock options (whether exercisable or unexercisable) may be higher or lower than the values reflected in this table.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Options/SAR Value
			Number of Securities Underlying Unexercised Options/SARs at FY-End		Value of Unexercised In-the-Money Options/SARs at FY-End
	Shares Acquired on Exercise	Value Realized
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
W.J. Hannigan	0	$0	338,484	678,990	$0	$0
J.M. Jackson	26,575	299,615	134,021	182,674	0	0
E.J. Speck	29,857	714,617	148,024	165,412	0	0
M.S. Gilliland	15,019	270,786	66,133	140,299	0	0
D.A. Schwarte	0	0	57,500	122,500	0	0

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

        Under the Amended LTIP, Performance Shares may be awarded to officers and other key employees, including the Named Executive Officers. No Performance Shares were awarded during 2002 to the Named Executive Officers.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth certain information regarding securities authorized for issuance under Sabre Holdings' equity compensation plans as of December 31, 2002.

Equity Compensation Plan Information
	Column A	Column B	Column C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)(2)	Weighted-average exercise price of outstanding options, warrants and rights(1)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)(1)
Equity compensation plans approved by security holders: (3)	7,318,335	$37.56	17,490,587
Equity compensation plans not approved by security holders: (4)	4,324,200	37.96	2,666,900

Total	11,642,535	37.71	20,157,487

        (1)  Excludes 2,865,623 shares of Sabre Holdings' Class A Common Stock to be issued upon the exercise of outstanding options and SARs for the following assumed plans: GetThere.com, Inc. 1996 Stock Incentive Plan and Get There.com, Inc. 1999 Stock Incentive Plan (together, known as the "GetThere Plans"), Travelocity.com LP 1999 Long-Term Incentive Plan, Travelocity.com LP Second Amended 1999 Long-Term Incentive Plan, Travelocity Holdings, Inc. Amended 1999 Long-Term Incentive Plan, and Preview Travel, Inc. 1997 Stock Option Plan (together, known as the "Travelocity Plans"). These options were assumed by Sabre Holdings in connection with the acquisition of GetThere.com, Inc. and the buy-in of Travelocity.com Inc. In conjunction with these transactions, the Corporation assumed these plans and converted all outstanding options to Sabre Holdings' options. These converted options remain under their original plans and are administered under their original Terms and Conditions. The Corporation does not intend to use these plans for future grants. The number of securities to be issued upon exercise of outstanding options and SARs for assumed plans are as follows: GetThere Plans—823,178, Travelocity Plans—2,042,445. Weighted average exercise price of outstanding options and SARs for assumed plans are as follows: GetThere Plans—$19.55, Travelocity Plans—$39.94.

        (2)  Excludes shares purchased under the Sabre Holdings Corporation Employee Stock Purchase Plan (the "ESPP"). The ESPP allows eligible employees to purchase Sabre Holdings' Class A Common Stock at a discount from the market price of such stock. From January 1997 through June 2000, participating employees could purchase stock on a monthly basis at 85 percent of the market price at the beginning or end of each monthly offering period, whichever was lower. Participating employees were limited to an aggregate maximum purchase price of either one percent or two percent of the employee's annual compensation, subject to certain limitations. The ESPP was amended July 1, 2000, to allow participating employees to purchase stock semi-annually at 85 percent of the market price at the beginning or end of each semi-annual offering period, whichever is lower) up to an aggregate maximum purchase price of 10 percent of the employee's annual compensation, subject to certain limitations. 2,000,000 shares of Sabre Holdings' Class A Common Stock have been reserved for issuance under the ESPP. Approximately 397,000, 340,000, and 57,000 shares were issued under the ESPP during 2002, 2001, and 2000, respectively, and approximately 1,200,000 shares remained available for future purchases as of December 31, 2002 (included in Column C).

        (3)  Includes issued securities (Column A and B) and unissued securities (Column C) granted or to be granted pursuant to the Amended LTIP. Securities remaining available for future issuance under the Amended LTIP may include stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights, performance awards, and other stock-based awards. As of December 31, 2002, approximately 16,290,587 shares remained available for issuance pursuant to the Amended LTIP.

        (4)  Equity compensation plans not approved by security holders include the Sabre Holdings Corporation 2000 Stock Option Plan (the "2000 Plan") and the 1996 Directors' Stock Incentive Plan. Under the 2000 Plan, the number of securities to be issued upon exercise of outstanding options, warrants, and rights is 4,251,516, with a weighted-average exercise price of $38.18. 2,666,900 securities remain available for future issuance under the 2000 Plan. Under the 1996 Directors' Stock Incentive Plan, the number of securities to be issued upon exercise of outstanding options, warrants, and rights is 72,684, with a weighted-average exercise price of $25.20. No securities are available for issuance under the 1996 Directors' Stock Incentive Plan.

        Stock Option Plan.    In 2000, the Corporation established the 2000 Plan to attract, retain, and reward employees by offering stock incentives. Under the 2000 Plan, employees may be granted stock options or stock appreciation rights. The total number of shares of Sabre Holdings' Class A Common Stock authorized for distribution under the 2000 Plan is 7,000,000 shares. As of December 31, 2002, approximately 3,000,000 shares remained available for future grants. The options have an exercise price equal to the fair market value of Sabre Holdings' Class A Common Stock on the date of grant. Options granted prior to December 1, 2000, have a three-year cliff vesting. Options granted on or after December 1, 2000, vest 25 percent one year from the date of grant and 6.25 percent quarterly thereafter. In November 2001, the Compensation/Nominating Committee of the Board of Directors reduced the term of future grants awarded under the 2000 Plan, beginning in 2002, to a maximum of five years.

        Directors' Stock Incentive Plan.    The 1996 Directors' Stock Incentive Plan, which provides for annual awards of options to purchase shares of Sabre Holdings' Class A Common Stock to non-employee directors, was in effect until 1999. As of December 31, 2001, there were 90,855 options granted to the directors at a weighted-average exercise price of $25.20. As of December 31, 2002, 18,171 of those options were exercised and 72,684 options were still outstanding. The options have an exercise price equal to the fair market value of Sabre Holdings' Class A Common Stock on the date of grant and vest pro rata over a five-year period. Each option expires on the earlier of (i) the date the non-employee director ceases to be a director of the Corporation, if for any reason other than due to death, disability, or retirement, or (ii) three years from the date the non-employee director ceases to be a director of Sabre Holdings due to death, disability, or retirement. Beginning in 1999, stock options granted to non-employee directors were granted under the Amended LTIP. In 2002, 2001 and 2000, the directors were granted 56,000, 52,000 and 54,543 options at a weighted-average price of $35.61, $40.90, and $30.79, respectively.

RETIREMENT PLANS

        Effective January 1, 1997, Sabre Inc. established the Sabre 401(k) Savings Plan (the "401(k) Plan"), a defined contribution plan qualified under the Code. Upon establishment, substantially all employees of Sabre Inc. under the age of 40 on December 31, 1996 began participating in the 401(k) Plan.

        Sabre Inc. contributes 2.75 percent of each participating employee's base pay to the 401(k) Plan. Employees fully vest in Sabre Inc.'s contributions after three years of service. In addition, Sabre Inc. matches 50 cents of each pre-tax dollar contributed by participating employees, limited to 6 percent of the employee's base pay contribution, subject to IRS limitations. Employees are immediately vested in their own contributions and Sabre Inc.'s matching contributions.

        The obligation for benefits previously earned by employees under the age of 40 under the tax-qualified defined benefit pension plan (the "American Plan") of American Airlines, Inc. ("American") are now the responsibility of the Legacy Pension Plan (the "LPP"), a defined benefit plan sponsored by Sabre Inc. that offers benefits substantially similar to those offered by the American Plan. These benefits are based on the credited years of service earned as of December 31, 1996, or date of transfer to Sabre Inc. from American or its affiliates, if later than December 31, 1996 but prior to March 16, 2000. However, these employees will continue to earn years of service for purposes of determining vesting and early retirement eligibility under the LPP based on future service to Sabre Inc. Additionally, future increases in compensation levels will be considered in the calculation of retirement benefits to be paid from the LPP to these employees upon their retirement.

        Employees age 40 or over as of December 31, 1996, who were active participants in the American Plan at that date, were given the option of participating in the 401(k) Plan or the LPP. Benefits provided by the LPP to retirees of Sabre Inc. are based on years of credited service and the employee's base pay for the highest consecutive five years of the ten years preceding retirement. With the exception noted below, the obligation for benefits previously earned by these employees under the American Plan was transferred to the LPP.

        Certain employees of Sabre Inc., meeting specified criteria, classified as "Dual Retirees," have elected to remain in the American Plan for service through December 31, 1996. The obligation for benefits earned by these Dual Retirees as of December 31, 1996 under the American Plan remained with American as an obligation under the American Plan. These Dual Retirees are in the LPP for service and increases in compensation levels after December 31, 1996.

        Certain officers and certain employees of Sabre Inc. are eligible for additional retirement benefits, to be paid by Sabre Inc. under the Supplemental Executive Retirement Plan (the "SERP") as an operating expense. The SERP provides 401(k) Plan benefits for 401(k) Plan participants (calculated upon the basis of base salary and incentive compensation payments) to which certain officers and certain employees of Sabre Inc. would be entitled, but for the limit on the maximum amount of compensation which may be taken into account under the 401(k) Plan ($200,000 for 2002). The SERP also provides pension benefits for LPP participants (calculated upon the basis of final average base salary, incentive compensation payments, and performance returns) to which certain officers and certain employees of Sabre Inc. would be entitled, but for the limit of $160,000 on the maximum annual benefit payable under the Employee Retirement Income Security Act of 1974 ("ERISA") and the Code, and the limit on the maximum amount of compensation which may be taken into account under Sabre Inc.'s retirement program ($200,000 for 2002).

        The following table shows typical annual benefits payable under the LPP and the SERP, based upon retirement in 2002 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are subject to reduction for Social Security benefits and benefits under other qualified and non-qualified plans provided by Sabre Inc. and American.

PENSION PLAN TABLE

	Annual Retirement Benefits
Final Average Earnings	Credited Years of Service
	15	20	25	30	35
$ 250,000	$75,000	$100,000	$125,000	$150,000	$175,000
300,000	90,000	120,000	150,000	180,000	210,000
400,000	120,000	160,000	200,000	240,000	280,000
500,000	150,000	200,000	250,000	300,000	350,000
600,000	180,000	240,000	300,000	360,000	420,000
700,000	210,000	280,000	350,000	420,000	490,000
800,000	240,000	320,000	400,000	480,000	560,000
900,000	270,000	360,000	450,000	540,000	630,000
1,000,000	300,000	400,000	500,000	600,000	700,000
1,100,000	330,000	440,000	550,000	660,000	770,000
1,200,000	360,000	480,000	600,000	720,000	840,000

        As of December 31, 2002, the Named Executive Officers had the following credited years of service: Mr. Hannigan—2.0; Mr. Jackson—17.5; Mr. Speck—21.5; Mr. Gilliland—14.0, and Mr. Schwarte—0. At the time of Mr. Schwarte's date of hire, the LPP was closed to new entrants. Benefits are shown in the table using a straight-life annuity basis.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL ARRANGEMENTS

        Sabre Holdings has executive termination benefits agreements ("Agreements") with its officers. The benefits provided by the Agreements are triggered upon any termination, except for cause, of an officer: (i) by the Corporation at any time within the first 24 months after a change in control; (ii) by the Corporation at any time within 180 days prior to a change in control; or (iii) by the Executive for "Good Reason" (as defined in the Agreements) at any time within the first 24 months after a change in control. In addition, the Agreements for each of Mr. Hannigan, Mr. Jackson, Mr. Speck, and Mr. Schwarte would provide benefits upon any termination of such officer's employment by the officer within the 30 day period immediately following the first anniversary of a change in control. If the officer's employment is terminated for cause, or as a consequence of death, disability, or retirement, benefits under the Agreement are not triggered.

        A change in control of Sabre Holdings occurs: (i) if a person other than the Corporation or a subsidiary acquires 25 percent or more of the combined voting power of the Corporation's then outstanding securities; (ii) if the individuals who constitute the Board of Directors cease for any reason, other than death, to constitute at least a majority of the Board of Directors, unless those individuals becoming new directors are approved by a vote of at least a majority of the incumbent Board of Directors; (iii) upon the consummation of a reorganization, merger, consolidation, sale, or other disposition of all, or substantially all, of the assets of the Corporation or the acquisition of assets of another corporation; or (iv) approval by the stockholders of Sabre Holdings of a complete liquidation or dissolution of the Corporation.

        Upon such termination and depending on the specific Agreement, the officer may receive, in a lump sum payment: (i) up to three times the greater of: (a) the officer's annual base salary at the termination date, or (b) the officer's annual base salary immediately prior to the change in control; plus (ii) up to three times the greater of: (a) the highest annual bonus awarded to the executive under Sabre Holdings' Variable Compensation Program or any other bonus program, or (b) the highest target bonus rate applicable to the officer for any period during such prior period (up to three years), multiplied by the annual applicable base salary determined under (i) above, and certain other miscellaneous benefits. In addition, upon a change in control, and such termination, the vesting and exercisability of stock awards will be accelerated (for example, deferred and restricted stock will immediately vest, and all stock options will become immediately exercisable). Finally, the individual will be reimbursed for excise taxes, if any, paid pursuant to Section 280G of the Code (or its successor provision) and for federal income tax paid on such excise tax reimbursement.

        In January 2003, Sabre Inc. formalized its market based involuntary termination benefits for officers, including the Named Executive Officers other than Mr. Hannigan, whereby the officers are eligible to receive, unless the officer is terminated for cause or for non-performance and subject to certain conditions, an amount in cash equal to a) twelve months base salary, and b) the pro-rated amount payable to that officer pursuant to the Variable Compensation Program for the plan year in which the officer is involuntarily terminated. If a recipient is party to an executive termination benefit agreement, that agreement will govern with respect to a change or potential change in control.

        Sabre Holdings entered into an employment agreement with Mr. Hannigan effective December 13, 1999. The term of Mr. Hannigan's employment agreement is indefinite, except that either he or the Corporation may terminate the agreement at any time, with or without cause. Mr. Hannigan's employment agreement provides that his base salary for 2000 was $600,000 and is subject to annual review. Page 23 of this Proxy Statement details Mr. Hannigan's salary for the last three fiscal years. Additionally, his employment agreement provides that he is eligible to participate in Sabre Holdings' Variable Compensation Program and that his target bonus for 2000 was equal to 100 percent of his base salary. Page 23 of this Proxy Statement details bonus payments received by Mr. Hannigan for the past three fiscal years. Pursuant to Mr. Hannigan's employment agreement, if the Corporation terminates his employment not for cause, other than in connection with a change in control, death, or disability, Mr. Hannigan would receive a termination payment equal to two times the sum of his base salary plus target incentive compensation. In addition, all outstanding stock options that would have otherwise vested within one year of the termination date will become immediately vested on the termination date and the restrictions on the remaining 15,052 restricted shares granted to Mr. Hannigan in December 1999 will immediately lapse. In the event that Mr. Hannigan's employment terminates by reason of death or disability, the terms and conditions relating to all stock options will be governed by the stock agreements and the Amended LTIP, except that the restrictions on the remaining 15,052 restricted shares granted to Mr. Hannigan in December 1999 will immediately lapse.

        In July 2001, the Compensation/Nominating Committee approved an amendment to Mr. Hannigan's employment agreement that delayed the vesting schedule for Mr. Hannigan's restricted stock. Restricted stock that previously would have vested in December of 2001, 2002, 2003, and 2004, changed to vest in January 2002, 2003, 2004, and 2005.

        On October 2, 2002, an amendment was made to Mr. Hannigan's employment agreement regarding supplemental life insurance. Mr. Hannigan's employment agreement, effective December 13, 1999, provided that Sabre Holdings would pay for supplemental life insurance in the amount of $250,000. Since that time, the Corporation has begun offering, as part of the flexible benefit package, enhanced life insurance coverage. Under this program, Sabre Holdings provides each employee with life insurance coverage equal to 200 percent of such employee's annual salary, and additional supplemental life insurance may be purchased by the employee. These policies are subject to a combined maximum coverage of $2 million with a maximum guarantee issue of $1.5 million. Sabre Holdings and Mr. Hannigan have agreed not to renew the $250,000 term life insurance policy and Mr. Hannigan receives life insurance coverage under his flexible benefit package.

CORPORATE PERFORMANCE

        The following graph compares the change in Sabre Holdings' cumulative total stockholder return on its Class A Common Stock with the cumulative total stockholder return on the published Standard & Poor's 500 Stock Index, and the cumulative total stockholder return on an index of peer companies, calculated by the Corporation, in each case over the period from December 31, 1997 to December 31, 2002. The Corporation believes that although total stockholder return is an indicator of corporate performance, it is subject to the vagaries of the market.

CUMULATIVE TOTAL RETURNS*
ON $100 INVESTMENT MADE ON DECEMBER 31, 1997

*
Total stockholder return is defined as stock price appreciation plus dividends paid, assuming reinvestment of dividends.

**
The peer group is made up of publicly held companies in the transaction processors and/or travel services business. The list of companies includes: Amadeus Global Travel Distribution, Automatic Data Processing, Inc., Cendant Corporation, Ceridian Corporation, First Data Corporation, Fiserv, Inc., and USA Interactive (formerly USA Networks, Inc.).

EXECUTIVE OFFICERS OF THE REGISTRANT

        The executive officers of Sabre Holdings, their ages (as of April 1, 2003), and their positions since 1998, are as follows:

        WILLIAM J. HANNIGAN, age 43. Mr. Hannigan has been Chief Executive Officer and President of Sabre Holdings since December 1999 and he has served as Chairman of the Board of Directors of Sabre Holdings since March 2000. He has also served as Chairman, Chief Executive Officer, and President of Sabre Inc., a wholly-owned subsidiary of the Corporation, since December 1999. He served as President of SBC Global Markets for SBC Communications, a telecommunications company, prior to joining Sabre Holdings in 1999. He was President of Business Communication Services for Southwestern Bell/SBC Communications, a telecommunications company, from 1998 to 1999, and from 1997 to 1998 he was Regional President of Central & West Texas for Southwestern Bell, a telecommunications company.

        MICHAEL S. GILLILAND, age 40. Mr. Gilliland has been President and Chief Executive Officer of Travelocity, an indirect wholly-owned unit of the Corporation, since May 2002 and Executive Vice President of Sabre Inc. since March 2001. Prior to his position at Travelocity, he was Chief Marketing Officer of Sabre Inc. from 2000 to 2002. He also served as Senior Vice President of Sabre Inc. from 1999 to 2001. From 1999 to 2000 he was Senior Vice President, Product Marketing of Sabre Inc., and from 1996 to 1999 he was Senior Vice President and General Manager, Sabre Business Travel Solutions, a division of Sabre Inc.

        JEFFERY M. JACKSON, age 47. Mr. Jackson has been Executive Vice President, Chief Financial Officer, and Treasurer of Sabre Holdings since May 1999. He has also been Chief Financial Officer of Sabre Inc. since August 1998 and Executive Vice President of Sabre Inc. since May 1999. He served as Senior Vice President of Sabre Inc. from 1998 to 1999. In 1998, he was Vice President and Controller of American Airlines, Inc., and from 1995 to 1998 he was Vice President, Corporate Development, and Treasurer of American Airlines, Inc.

        DAVID A. SCHWARTE, age 52. Mr. Schwarte has been Executive Vice President and General Counsel of Sabre Holdings since March 2000. He has also served as Executive Vice President and General Counsel of Sabre Inc. since March 2000. He served as Director of the law firm Kelly, Hart & Hallman from 1998 to 2000. Prior to Kelly, Hart & Hallman, he was an attorney in the legal department of American Airlines, Inc. from 1979 to 1996. At American Airlines Inc., he served in various positions including Managing Director of International Affairs from 1996 to 1998.

        ERIC J. SPECK, age 46. Mr. Speck has been Executive Vice President of Sabre Holdings since May 1999. He has also served as Executive Vice President of Sabre Inc. since July 2000 and

Chief Marketing Officer of Sabre Inc. since May 2002. He was Group President, Travel Marketing & Distribution of Sabre Inc. from 2000 to 2002, and Executive Vice President, Marketing & Sales of Sabre Inc. from 1999 to 2000. From 1997 to 1999 he was Senior Vice President, SABRE Travel Information Network, a division of Sabre Inc.

        THOMAS KLEIN, age 40. Mr. Klein has been Senior Vice President and Group President, Sabre Airline Solutions of Sabre Inc. since May 2002. Prior to that, he was Senior Vice President and President, Emerging Business and Business Development of Sabre Inc. from 2000 to 2002. From 1999 to 2000 he was Senior Vice President, North America of Sabre Inc., and from 1997 to 1999 he was Senior Vice President, Latin America/Caribbean of Sabre Inc.

        JEFFREY H. PALMER, age 46. Mr. Palmer has been President of GetThere, an indirect wholly-owned unit of the Corporation, since January 2002, and Senior Vice President of Sabre Inc. since May 2002. He served as Chief Operating Officer of GetThere from 2001 to 2002. From 2000 to 2001 he was Vice President, Strategic Development of GetThere, and from 1999 to 2000 he was Vice President, Strategic Development of GetThere. Prior to that, Mr. Palmer was Senior Vice President, Marketing of TriStrata Inc., an Internet security solutions company, from 1998 to 1999. In 1998 he was Senior Vice President, Worldwide Marketing of Memco Software Inc., an Internet security solutions company.

        JOHN S. STOW, age 56. Mr. Stow has been Senior Vice President and President, Sabre Travel Network of Sabre Inc. since May 2002. He was President, Travel Agency Solutions of Sabre Inc. from 2000 to 2002. From 1999 to 2000 he served as Senior Vice President and General Manager, Electronic Travel Distribution Sales & Service of Sabre Inc., and from 1997 to 1999 he served as Senior Vice President, North America Sales & Service of Sabre Inc.

OWNERSHIP OF SECURITIES

Securities Owned by Directors and Executive Officers

        As of March 21, 2003, each director and nominee for director, the Named Executive Officers, and all directors and executive officers as a group, owned, or had been granted, securities or rights equivalent to the shares of Class A Common Stock of Sabre Holdings indicated in the table below:

Name of Beneficial Owner	Sabre Holdings Class A Common Stock(1)	Percent of Class	Total Sabre Holdings Equity Stake(2)
William J. Hannigan(3)	718,743	*	1,453,983
Royce S. Caldwell(4)	16,000	*	23,000
Paul C. Ely, Jr.(4)	58,031	*	65,077
Richard G. Lindner(4)	0		15,000
Glenn W. Marschel, Jr.(4)	71,031	*	87,230
Bob L. Martin(4)	36,316	*	53,289
Pamela B. Strobel(4)	20,000	*	31,558
Mary Alice Taylor(4)	20,000	*	31,865
Richard L. Thomas(4)	61,715	*	78,292
Jeffery M. Jackson(5)	217,968	*	399,964
Eric J. Speck(6)	244,596	*	399,562
Michael S. Gilliland(7)	147,528	*	287,166
David A. Schwarte(8)	146,520	*	262,771
Directors and Executive Officers as a group (16 persons)	2,205,540	1.53%	3,837,195
*
Percentage does not exceed one percent of the total outstanding class.

(1)
Except as otherwise indicated below and subject to applicable community property laws, ownership of "Sabre Holdings Class A Common Stock" represents sole voting and investment powers with respect to the number of shares listed.

(2)
"Total Sabre Holdings Equity Stake" represents shares beneficially owned as well as shares subject to vested but unexercised options and unvested options, target share, or share-equivalent amounts under the Sabre Holdings' Performance Share Program, and, for directors, deferred stock units and deferred stock equivalent units pursuant to the 1996 Amended Long Term Incentive Plan, the 2000 Stock Option Plan, the 1996 Directors' Stock Incentive Plan, the Employee Stock Purchase Plan, the GetThere.com, Inc. 1996 Stock

  Incentive Plan, the GetThere.com, Inc. 1999 Stock Incentive Plan, the Travelocity Holdings, Inc. Amended 1999 Long Term Incentive Plan, and the 2003 Directors Deferred Compensation and Deferred Stock Unit Plan.

(3)
Amounts include 55,898 shares of Sabre Holdings' Class A Common Stock owned by Mr. Hannigan and 455,984 shares of Sabre Holdings' Class A Common Stock subject to options that are vested and currently exercisable, plus an additional 26,250 shares underlying options vesting within the next 60 days. Amounts also include 180,611 shares of Sabre Holdings' restricted Class A Common Stock to which Mr. Hannigan holds voting rights but which are subject to restrictions on transfer. Restrictions lapse on 145,611 shares of Mr. Hannigan's restricted stock as follows: 47,805 shares in 2004; 47,806 in 2005; 25,000 shares in 2006 and 2007. 35,000 restricted shares granted to Mr. Hannigan in 2000 will vest upon the earlier of 2005 or upon reaching a closing share price of $60 for 40 of 45 consecutive trading days. Mr. Hannigan's remaining stock options will vest during the period between June 2003 and January 2007.

(4)
For each of Mr. Martin and Mr. Thomas, amounts include 34,032 shares of Sabre Holdings' Class A Common Stock subject to options that are vested and currently exercisable, plus an additional 1,682 shares subject to options vesting within the next 60 days. For Mr. Ely, amounts include 55,348 shares of Sabre Holdings' Class A Common Stock subject to options that are vested and currently exercisable, plus an additional 1,682 shares subject to options vesting within the next 60 days. For Mr. Marschel, amounts include 55,056 shares of Sabre Holdings' Class A Common Stock subject to options that are vested and currently exercisable, plus an additional 1,974 shares subject to options vesting within the next 60 days. For Mr. Caldwell, amounts include 15,000 shares of Sabre Holdings' Class A Common Stock subject to options that are vested and currently exercisable, plus an additional 1,000 shares subject to options vesting within the next 60 days. For Ms. Strobel, amounts include 18,000 shares of Sabre Holdings' Class A Common Stock subject to options that are vested and currently exercisable, plus an additional 1,000 shares subject to options vesting within the next 60 days. For Ms. Taylor, amounts include 19,000 shares of Sabre Holdings' Class A Common Stock subject to options that are vested and currently exercisable, plus an additional 1,000 shares subject to options vesting within the next 60 days. For Mr. Lindner, no shares of the Corporation's Class A Common Stock subject to options are vested and currently exercisable and no such options will vest within the next 60 days. Amounts also include 1,001, 14,001, 602, 1,000, and 26,001 shares of the Corporation's Class A common stock owned by Mr. Ely, Mr. Marschel, Mr. Martin, Ms. Strobel, and Mr. Thomas respectively. Stock equivalent units of 1,046, 9,199, 9,973, 4,558, 4,865, and 9,577 were granted to Mr. Ely, Mr. Marschel, Mr. Martin, Ms. Strobel, Ms. Taylor, and Mr. Thomas respectively, which are deferred pursuant to the 2003 Director Compensation and Deferred Stock Unit Plan (see Information Regarding Compensation of Directors on Page 13), and are included under "Total Sabre Holdings Equity Stake." 3,400 deferred stock units were granted to Mr. Caldwell, Mr. Ely, Mr. Lindner, Mr. Marschel, Mr. Martin, Ms. Strobel, Ms. Taylor, and Mr. Thomas respectively, and are included under the "Total Sabre Holdings Equity Stake." The remaining Sabre Holdings' options for Mr. Caldwell, Mr. Marschel, Mr. Martin, Ms. Strobel, Ms. Taylor, and Mr. Thomas will vest during the period between July 2003 and January 2004. The remaining Sabre Holdings' options for Mr. Ely will vest during the period between September 2003 and January 2004. Sabre Holdings' options for Mr. Lindner will vest during the period between October 2003 and January 2004.

(5)
Amounts include 259 shares of Sabre Holdings' Class A Common Stock owned by Mr. Jackson, and 160,324 shares of Sabre Holdings' Class A Common Stock subject to options that are vested and currently exercisable, plus an additional 4,375 shares subject to options vesting within the next 60 days. Amounts also include 53,010 shares of the Corporation's restricted Class A Common Stock to which Mr. Jackson holds voting rights but which are subject to restrictions on transfer. Restrictions lapse on 40,510 shares of Mr. Jackson's restricted stock as follows: 10,127 shares in 2004; 10,128 shares in 2005; 10,127 shares in 2006; 10,128 shares in 2007. 12,500 shares granted to Mr. Jackson in 2000 will vest upon the earlier of 2005 or upon reaching a closing share price of $60 for 40 of 45 consecutive trading days. Mr. Jackson's remaining stock options will vest during the period between June 2003 and January 2007.

(6)
Amounts include 3,786 shares of Sabre Holdings' Class A Common Stock owned by Mr. Speck and 179,552 shares of Sabre Holdings' Class A Common Stock subject to options that are vested and currently exercisable, plus an additional 8,918 shares subject to options vesting within the next 60 days. Amounts also include 52,340 shares of the Corporation's restricted Class A Common Stock to which Mr. Speck holds voting rights but which are subject to restrictions on transfer. Restrictions lapse on 39,840 shares of Mr. Speck's restricted stock as follows: 9,960 in 2004, 2005, 2006, and 2007. 12,500 shares of restricted stock granted to Mr. Speck in 2000 will vest upon the earlier of 2005 or upon reaching a closing share price of $60 for 40 of 45 consecutive trading days. Mr. Speck's remaining stock options will vest during the period between June 2003 and January 2007.

(7)
Amounts include 1,034 shares of Sabre Holdings' Class A Common Stock owned by Mr. Gilliland and 86,445 shares of Sabre Holdings' Class A Common Stock subject to options that are vested and currently exercisable, plus an additional 10,349 shares subject to options vesting within the next 60 days. Amounts also include 49,700 shares of the Corporation's restricted Class A Common Stock to which Mr. Gilliland holds voting rights but which are subject to restrictions on transfer. Restrictions lapse on 39,700 of Mr. Gilliland's shares of restricted stock as follows: 9,925 in 2004, 2005, 2006, and 2007. 10,000 shares of restricted stock granted to Mr. Gilliland in 2000 will vest upon the earlier of 2005 or upon reaching a closing share price of $60 for 40 of 45 consecutive trading days. Mr. Gilliland's remaining stock options will vest during the period between June 2003 and January 2007.

(8)
Amounts include 5,671 shares of Sabre Holdings' Class A Common Stock owned by Mr. Schwarte, and 70,937 shares of Sabre Holdings' Class A Common Stock subject to options that are vested and currently exercisable, plus an additional 22,812 shares subject to options vesting within the next 60 days. Amounts also include 47,100 shares of the Corporation's restricted Class A Common Stock to which Mr. Schwarte holds voting rights but which are subject to restrictions on transfer. Restrictions lapse on 38,350 shares of Mr. Schwarte's restricted stock as follows: 9,587 shares in 2004; 9,588 shares in 2005; 9,587 shares in 2006; and 9,588 shares in 2007. 8,750 shares of restricted stock granted to Mr. Schwarte in 2000 will vest upon the earlier of 2005 or upon reaching a closing share price of $60 for 40 of 45 consecutive trading days. Mr. Schwarte's remaining stock options will vest during the period between June 2003 and January 2007.

Securities Owned by Certain Beneficial Owners

        The following firms have informed Sabre Holdings that they were the beneficial owners of more than five percent of the Corporation's outstanding Class A Common Stock as of December 31, 2002:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Capital Research and Management Company	20,657,170 (1)	14.5%
333 South Hope Street
Los Angeles, CA 90071
FMR Corp.	13,037,873(2)	9.14%
82 Devonshire Street
Boston, Massachusetts 02109
Goldman Sachs Asset Management,	10,575,778 (3)	7.4%
a separate business unit of
The Goldman Sachs Group, Inc.
32 Old Slip
New York, NY 10005
Capital Group International, Inc.	9,485,270 (4)	6.7%
11100 Santa Monica Blvd.
Los Angeles, CA 90025
Vanguard PRIMECAP Fund	7,625,986 (5)	5.34%
100 Vanguard Blvd.
Malvern, PA 19355
AIM Funds Management, Inc.	7,596,900 (6)	5.32%
5140 Yonge Street, Suite 900
Toronto, Ontario M2N 6X7

(1)
Based upon that Schedule 13G/A filed on February 13, 2003 by Capital Research and Management Company relating to stock held on December 31, 2002, reporting that: Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act") is deemed to have sole dispositive power and beneficial ownership of 20,657,170 shares or 14.5 percent of Sabre Holdings' Class A Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, as amended.

(2)
Based upon that Schedule 13G filed on February 14, 2003 by FMR Corp., Edward C. Johnson 3d, and Abigail Johnson relating to stock held on December 31, 2002, reporting that: FMR Corp. had sole voting power over 768,543 shares, and sole dispositive power over and beneficial ownership of 13,037,873 shares of Sabre Holdings' Class A Common Stock. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., and an investment adviser registered under Section 203 of the Investment Advisers Act, is the beneficial owner of 12,272,610 shares or 8.6 percent of Sabre Holdings' Class A Common Stock as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, as amended. The ownership of one investment company, Fidelity Low Price Stock Fund, amounted to 8,603,000 shares or 6.03 percent of the Corporation's Class A Common Stock. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the Fidelity funds each has sole dispositive power over 12,272,610 shares owned by the Fidelity funds. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended (the "Act"), is the beneficial owner of 326,336 or 0.229 percent of Sabre Holdings' Class A Common Stock as a result of its serving as investment manager of these institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 326,336 shares, and the sole power to vote or direct the voting of 326,336 shares of Sabre Holdings' Class A Common Stock owned by these institutional accounts. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., and an investment adviser registered under Section 203 of the Investment Advisers Act, provides investment advisory services to individuals. As such, FMR Corp., through Strategic Advisers, Inc., has beneficial ownership of 278,714, or 0.195 percent of Sabre Holdings' Class A Common Stock. Geode Capital Management, LLC, a Delaware limited liability company ("Geode LLC"), is an investment adviser registered under Section 203 of the Investment Advisers Act, and is the beneficial owner of 513 shares of Sabre Holdings' Class A Common Stock. Geode LLC is wholly-owned by Fidelity Investors III Limited Partnership ("FLIP III"), a Delaware limited partnership. Fidelity Investors Management ("FIML"), a Delaware limited liability company, is the general partner and investment manager of FLIP III, and is an investment manager under Section 203 of the Investment Advisers Act. The managers of Geode LLC, the members of FIML, and the limited partners of FLIP III are certain shareholders and employees of FMR Corp.

(3)
Based upon that Schedule 13G/A filed on February 14, 2003 by Goldman Sachs Asset Management, a separate business unit of The Goldman Sachs Group, Inc. relating to stock held on December 31, 2002, reporting that: Goldman Sachs Asset Management ("GSAM"), a separate business unit of The Goldman Sachs Group, Inc., has sole voting power over 8,478,181 shares and sole dispositive power over 10,575,778 shares of Sabre Holdings' Class A Common Stock. According to its Schedule 13G/A, GSAM is deemed to be the beneficial owner of 10,575,778 shares or 7.4 percent of Sabre Holdings' Class A Common Stock. GSAM, an investment advisor, disclaims beneficial ownership of any securities managed on behalf of GSAM by third parties, and by other business units of The Goldman Sachs Group, Inc.

(4)
Based upon that Schedule 13G filed on February 11, 2003 by Capital Group International, Inc. relating to stock held on December 31, 2002, reporting that: Capital Group International, Inc. ("CGII") is the parent holding company of a group of investment management companies that hold sole investment power of 9,485,270 shares and sole voting power of 7,944,070 shares of Sabre Holdings' Class A Common Stock. These investment management companies, which include a "bank" as defined in Section 3(a)(6) of the Act and several investment advisers registered under Section 203 of the Investment Advisers Act, provide investment advisory and management services for their respective clients, which include registered investment companies and institutional accounts. CGII does not have investment power or voting power over any of the securities reported herein. By virtue of Rule 13d-3 under the Act, CGII may be deemed to beneficially own 9,485,270 shares or 6.7 percent of Sabre Holdings' Class A Common Stock.

(5)
Based upon that Schedule 13G/A filed by Vanguard PRIMECAP Fund on February 14, 2003 relating to stock held on December 31, 2002, reporting that: Vanguard PRIMECAP Fund had sole voting power over and therefore is deemed to be the beneficial owner of 7,625,986 shares or 5.34 percent of Sabre Holdings' Class A Common Stock. Vanguard PRIMECAP Fund has shared dispositive power over 7,625,986 shares of Sabre Holdings' Class A Common Stock. Vanguard PRIMECAP Fund is an investment company registered under Section 8 of the Investment Company Act of 1940.

(6)
Based upon that Schedule 13G filed by AIM Funds Management, Inc. on February 18, 2003 relating to stock held on December 31, 2002, reporting that: AIM Funds Management, Inc. had sole voting power, sole dispositive power, and is deemed the beneficial owner of 7,596,900 shares or 5.32 percent of Sabre Holdings' Class A Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Act ("Section 16(a)") requires Sabre Holdings' directors and executive officers, and certain persons who own more than 10 percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Sabre Holdings' Class A Common Stock and other security interests of Sabre Holdings. Directors, officers, and greater than 10 percent stockholders are required by the Securities and Exchange Commission's regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

        To Sabre Holdings' knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to its directors, officers, and greater than ten percent owners were complied with, except as follows: Due to administrative errors, a Form 4 for Mr. Palmer reporting shares withheld to satisfy tax obligations for restricted shares that were released to Mr. Palmer was reported late. Three Forms 4 for Mr. Martin, reporting three open-market purchase transactions, were reported late due to the fact that shares were purchased by his broker without Mr. Martin's knowledge.

PROPOSAL 2—SELECTION OF AUDITORS

        Based upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP to serve as Sabre Holdings' independent auditors for the year ending December 31, 2003. As a matter of corporate governance, the stockholders will be requested to ratify the Board of Director's selection at the annual meeting. Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions.

Fees Paid to Ernst & Young LLP

        The following table shows the fees paid or accrued by Sabre Holdings for the audit and other services provided by Ernst & Young LLP for fiscal years 2001 and 2002:

	2002	2001
Audit fees (1)	$1,312,000	$1,206,000
Audit-related fees (2)	262,000	476,000
Tax fees (3)	1,038,000	1,409,000
Other fees (4)	756,000	676,000

Total EY fees	$3,368,000	$3,767,000

        The Audit Committee has determined that the provision of services related to audit services, audit-related services, and tax compliance and advisory services is compatible with maintaining the principal accountant's independence. Ernst & Young LLP did not render professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001 or the fiscal year ended December 31, 2002.

(1)
Audit fees of Ernst & Young LLP for 2001 and 2002 consisted of the examination of the consolidated financial statements of the Corporation and quarterly review of financial statements as well as statutory audits, which are required for certain international subsidiaries, fees related to filings made with the Securities and Exchange Commission, and other attest fees.

(2)
Audit-related fees include, among other items, the required audits of the Corporation's employee benefit plans, as well as accounting advisory fees related to financial accounting matters, and mergers and acquisitions.

(3)
Tax compliance and advisory fees include assistance with the preparation of tax returns of certain of the Corporation's international subsidiaries, as well as advising management as to the tax implications of certain transactions undertaken by the Corporation.

(4)
All other fees include assistance with the preparation of tax returns of certain of the Corporation's expatriate employees, as well as advising the employees on tax matters.

        If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 2.

PROPOSAL 3—STOCKHOLDER VOTE ON POISON PILLS

        A stockholder has submitted the proposal set forth below (which is in the box on this page). Sabre Holdings will provide the name and address as well as the number of shares of Sabre Holdings' Class A Common Stock held by the author promptly upon receiving an oral or written request.

3-Shareholder Vote regarding Poison Pills
This topic won our 83%-yes vote

This is to recommend that our Board of Directors redeem any poison pill previously issued and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

This topic won our 83%-yes vote at our 2002 annual meeting. The 83% vote in 2002 exceeded the 60%-average yes vote for this topic at 50 companies in 2002. Source for the 83% vote: IRRC Corporate Governance Bulletin, June-August 2002. Source for the 60%-average yes vote: Investor Responsibility Research Center Tabulation on Average Voting Results, December 2002.

        Harvard Report

A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company had a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania's Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999. The Harvard Business School report is titled, "Company Governance and Equity Prices," July 2001.

Some investors believe that a company with good governance will perform better over time, leading to a higher stock price. Other investors see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company. Source: "Investors Will Pay for Good Governance," Directors & Boards, Fall 2001.

Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, "Wall Street Journal, June 12, 2002.

        Council of Institutional Investors Recommendations

The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. The Council of Institutional Investors' recommendation is validated in Council Policies, Corporate Governance Policies, General Principles, Shareholder Voting Rights, Item 5.b., approved March 25, 2002. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA and McDermott International. I believe that our company should follow suit and allow shareholder input.

Allow Shareholder Vote regarding Poison Pills
Yes on 3

Statement in Opposition
STATEMENT OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

        The current proposal makes two recommendations to the Board of Directors:

    •
    redeem any outstanding poison pill, and

    •
    seek shareholder pre-approval of any new poison pill.

        A similar proposal by the same stockholder was approved by the Corporation's stockholders at the annual meeting last year. In response to that recommendation by our stockholders, the Board of Directors adopted the following policy, which is also set forth on Page 12 of this Proxy Statement:

          The Corporation does not currently have in place any stockholders rights plan (also known as a "poison pill"). The Board believes that it is appropriate to seek stockholder approval for the adoption of any poison pill. The Board may, in exercising its fiduciary responsibilities under the circumstances, approve the adoption of a poison pill before obtaining stockholder approval, subject to the determination by a majority of the independent directors that such adoptions would be in the best interests of the Corporation's stockholders in order to avoid the delay reasonably anticipated to obtain stockholder approval. The Corporation would seek stockholder approval at the next annual meeting for any poison pill adopted by the Board.

        The Board of Directors believes the policy above responds to the recommendation made by the stockholders last year for the following reasons:

    •
    The Corporation does not currently have any poison pill outstanding, and has no current plan to adopt one. The Board of Directors cannot redeem a poison pill that does not exist.

    •
    Delaware law requires that the Board of Directors retain the fiduciary discretion to adopt a poison pill without stockholder pre-approval. As a result, the Board of Directors cannot limit its own or future Boards of Directors' discretion whether to seek shareholder pre-approval of any poison pill in the exercise of the Board of Directors' fiduciary duties.

    •
    If the Board of Directors did adopt a poison pill, consistent with its fiduciary duties, the Corporation's formal policy is to seek shareholder approval of the poison pill at the next annual meeting of stockholders.

        By recommending a vote against the proposal, the Board of Directors is not suggesting that it favors the adoption of a poison pill without stockholder approval. The Board of Directors recommends a vote against the proposal because it already heard and responded to the recommendation made by our stockholders as a result of the vote on last year's proposal.

        The Board of Directors recommends a vote AGAINST this stockholder proposal. Proxies solicited by the Board of Directors will be voted against this proposal unless the stockholder specifies a different choice.

DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS

        The Governance and Nominating Committee of the Board of Directors will consider recommendations by stockholders for nominees for election as directors. Such recommendations should be submitted in writing to the Corporate Secretary of Sabre Holdings at the address set forth below. In addition, under the Corporation's Bylaws, nominations for director may be made by the Board of Directors, the Chairman of the Board, or a stockholder entitled to vote at the annual meeting who delivers notice to Sabre Holdings (containing the information specified below) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Any stockholder submitting a nomination must notify the Corporate Secretary of Sabre Holdings in writing with (i) the name and address (as they appear on the Corporation's books) and stockholdings of the stockholder submitting the nomination and the beneficial owner, if any, on whose behalf the nomination is made, and (ii) all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to Regulation 14A under the Act, including such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director, if elected. For Sabre Holdings' annual meeting of stockholders in the year 2004, the Corporation must receive this notice no earlier than January 14, 2004 and no later than February 13, 2004. Any such notice received after February 13, 2004 will be considered untimely.

        Sabre Holdings' Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by the Board of Directors, the Chairman of the Board, or by a stockholder entitled to vote at the annual meeting who has delivered a written notice to the Corporation, containing certain information specified in the Bylaws, within the time limits described above for delivering notice of a nomination for the election of a director. These requirements apply to any matter that a stockholder wishes to raise at an annual meeting other than pursuant to the procedures set forth in Rule 14a-8 under the Act. Any stockholder proposal submitted under Rule 14a-8 must be received by Sabre Holdings no later than December 3, 2003 to be considered for inclusion in the Proxy Statement for the 2004 annual meeting and must otherwise satisfy the requirements of Rule 14a-8.

        A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of Sabre Holdings at 3150 Sabre Drive, Southlake, Texas 76092.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        None. For more information on the director independence criteria established by the Board of Directors, please see "Corporate Governance Philosophy—Director Independence Criteria" on Page 10 of this Proxy Statement.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

        To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the Securities and Exchange Commission's "householding" rules that permit us to deliver only one set of proxy materials to stockholders who share an address, unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling Investor Relations at (866) 722-7347 or by writing to Sabre Holdings Investor Relations, 3150 Sabre Drive, Southlake, Texas 76092. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to Sabre Investor Relations at the phone number and address given above.

OTHER MATTERS

        The Board of Directors knows of no other matters to be acted upon at the meeting, but if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments.

                      By Order of the Board of Directors,

                      /s/ JAMES F. BRASHEAR
                      James F. Brashear
                       Corporate Secretary

April 1, 2003

        Sabre, Travelocity, Travelocity.com, and GetThere are registered trademarks, and Sabre Holdings, Sabre Travel Network and Sabre Airline Solutions are trademarks of an affiliate of Sabre Holdings Corporation. All other trademarks are the property of their respective owners. ©2003 Sabre Holdings Corporation. All rights reserved.

        If you are planning to attend the annual meeting in person, you must bring the original admission ticket printed on this page with you (no photocopies of admission tickets will be accepted). You will be asked for this ticket at the stockholder registration desk at the annual meeting. If you do not have an admission ticket, other evidence of share ownership as of the record date will be necessary to obtain admission to the annual meeting. See "Official Notice of Annual Meeting of Stockholders" for details. Please note that the doors to the annual meeting will open at 9 a.m., local time, and will close promptly at 10 a.m., local time. Once the doors to the annual meeting are closed at 10 a.m., no stockholders will be admitted to the annual meeting. In order for you to attend the annual meeting, please bring the admission ticket printed on this page with you and allow enough time to register and be in your seat by 10 a.m.

(Please Cut Along This Line)

... .........

Sabre Holdings Corporation
2003 ANNUAL MEETING ADMISSION TICKET

The Annual Meeting of Stockholders of Sabre Holdings Corporation
will be held at 10 a.m., local time, on Tuesday, May 13, 2003, in the Trinity Ballroom at The Creeks at Beechwood Hotel & Conference Center
3300 Championship Parkway
Fort Worth, Texas 76177

TO ATTEND THIS MEETING YOU MUST PRESENT
THIS TICKET OR OTHER PROOF OF SHARE OWNERSHIP

(Doors will open at 9 a.m. and close at 10 a.m. NOTE: Cameras, tape recorders, and other recording devices will not be allowed in the meeting room.)

SABRE HOLDINGS CORPORATION	Two New Ways to Vote VOTE BY INTERNET OR TELEPHONE 24 Hours a Day - 7 Days a Week Save your Company Money - It's Fast and Convenient
TELEPHONE 1-866-257-2285		INTERNET https://www.proxyvotenow.com/tsg		MAIL

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.	OR
		Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.	OR
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided. Make sure the pre-printed address shows through the envelope window. Please do not mail additional cards in the return envelope.

CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING 1-866-257-2285 CALL TOLL-FREE TO VOTE THERE IS NO CHARGE FOR THIS CALL WITHIN THE UNITED STATES AND CANADA ONLY
The Internet and telephone voting facilities will close at 10:00 a.m. CDT on May 13, 2003. PLEASE DETACH PROXY CARD HERE
☐	Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.
Proposals 1 and 2 were proposed by the Board of Directors.							Proposal 3 was proposed by a stockholder.
1.	Election of Directors.								FOR	AGAINST	ABSTAIN
	FOR ALL	☐	WITHHELD	☐	FOR, EXCEPT AS NOTED BELOW	☐	3.	Stockholder Proposal Regarding Stockholders Rights Plan.	☐	☐	☐
Nominees: 01 Richard G. Lindner; 02 Pamela B. Strobel; and 03 Mary Alice Taylor For, except vote withheld on the following nominee(s):							Transact such other matters as may properly come before the meeting.
		FOR	AGAINST	ABSTAIN	If you plan to attend the Annual Meeting please mark this box. Will Attend Meeting	☐
2.	Ratification of the Selection of Ernst & Young LLP as Independent Auditors for the year 2003.	☐	☐	☐	To change your address, please mark this box.	☐
					To include any comments, please mark this box.	☐
S C A N L I N E
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.
Date	Share Owner sign here	Co-Owner sign here

SABRE HOLDINGS CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors
of Sabre Holdings Corporation

P R O X Y
The undersigned hereby appoints Royce S. Caldwell, Bob L. Martin, and Richard L. Thomas, or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of Sabre Holdings Corporation on May 13, 2003, and any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations in the Proxy Statement: for all nominees for election of directors, for proposal 2, and against proposal 3. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in the Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments. The proxies cannot vote your shares unless
	you sign and return this card or vote electronically over the Internet or via the toll-free telephone number.	SABRE HOLDINGS CORPORATION P.O. BOX 11244 NEW YORK, N.Y. 10203-0244

SEE REVERSE SIDE

QuickLinks

Official Notice of Annual Meeting of Stockholders
SOLICITATION AND RATIFICATION OF PROXIES
OUTSTANDING STOCK AND VOTING PROCEDURES
ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION
PROPOSAL 1—ELECTION OF DIRECTORS
CONTINUING DIRECTORS
INFORMATION REGARDING THE BOARD AND ITS COMMITTEES
CORPORATE GOVERNANCE PHILOSOPHY
INFORMATION REGARDING THE COMPENSATION OF DIRECTORS
REPORT OF THE SABRE HOLDINGS CORPORATION BOARD OF DIRECTORS COMPENSATION COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE SABRE HOLDINGS CORPORATION BOARD OF DIRECTORS AUDIT COMMITTEE
EXECUTIVE COMPENSATION Summary Compensation Table
Restricted Stock: Total Shares and Value
STOCK OPTIONS GRANTED
STOCK OPTION EXERCISES AND DECEMBER 31, 2002 STOCK OPTION VALUE
LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR
EQUITY COMPENSATION PLAN INFORMATION
RETIREMENT PLANS
PENSION PLAN TABLE
  EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
CORPORATE PERFORMANCE
EXECUTIVE OFFICERS OF THE REGISTRANT
OWNERSHIP OF SECURITIES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 2—SELECTION OF AUDITORS
PROPOSAL 3—STOCKHOLDER VOTE ON POISON PILLS
STATEMENT IN OPPOSITION OF THE BOARD OF DIRECTORS
DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS
OTHER MATTERS